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                                                                    Exhibit 10.1




                        INDEPENDENT CONTRACTOR AGREEMENT

        This Independent Contractor Agreement ("Agreement") is entered into and made effective as of January 1, 2001 ("Agreement Date"), by and between DIVERSIFIED OPPORTUNITIES GROUP LTD., an Ohio limited liability company, having an address at 1231 Main Avenue, Cleveland, Ohio 44113 ("Diversified"), and IAN
M. STEWART, having an address at 9258 Hunt Club Lane, Mechanicsville, Virginia 23111 ("Contractor").

                                    RECITALS

        A. Contractor has special skills, training, experience, knowledge and ability to locate, evaluate, negotiate and complete the acquisition of various truck stop facilities within the State of Louisiana ("Consulting Services") and Diversified desires Contractor to provide such Consulting Services; and

        B. Contractor seeks to be retained by Diversified and Diversified seeks to retain Contractor under the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Incorporation. The foregoing recitals are incorporated herein as if fully rewritten herein.

        2. Independent Contractor. At all times during the Term (as hereinafter defined) of this Agreement, Contractor shall perform the duties and responsibilities identified in this Agreement as an independent contractor and not as an employee of Diversified. Diversified shall not withhold any federal or state taxes, social security, unemployment compensation or other payments from the Commission (as hereinafter defined) paid to Contractor. Contractor shall pay all federal and state income taxes, social security contributions and all other taxes and charges levied or assessed with respect to the Commission received by Contractor pursuant to this Agreement. Contractor agrees to abide by all applicable federal, state and local laws, ordinances, rules and regulations in performing the duties and responsibilities required of him hereunder. In addition, Contractor agrees and does herewith indemnify, defend and hold Diversified harmless from any claims, losses, liabilities or expenses it or its affiliates or subsidiaries may suffer, including reasonable attorney's fees, arising as a result of Contractor's failure to pay all withholding obligations and tax liabilities associated with the Commission(s). At all times under this Agreement the Contractor is acting and performing as an independent contractor and shall not be considered an employee or agent of Diversified.

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        3.      Term and Termination. This Agreement shall be deemed to have commenced on the Agreement Date and shall continue thereafter until 5:00 p.m. E.S.T. on the day of the final closing of the Second Traunche (as hereinafter defined), unless terminated prior to such date as hereinafter provided (the Term"). The Term may be mutually extended by a written agreement executed by both parties hereto.

                a. Prior to expiration of this Agreement as set forth above, either party shall have the right to terminate this Agreement, with or without justifiable cause, upon sixty (60) days' prior written notice to the other party. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the occurrence of any of the following events: (i) Contractor's death; or (ii) Contractor being convicted of a felony or act of moral turpitude, or (iii) Contractor's taking any action, in Diversified's reasonable judgment, that is likely to adversely affect the reputation, operation or business of Diversified or its affiliates or subsidiaries.

                b. Diversified and Contractor acknowledge and agree that no provision contained in this Agreement offers, guarantees or otherwise obligates Diversified to continue to retain Contractor following the termination of this Agreement. Following the termination of this Agreement for any reason, Diversified shall promptly pay Contractor (or Contractor's estate) the Commission for services rendered to the effective date of the termination as outlined below. Contractor acknowledges and agrees that no other compensation, of any nature or type, shall be payable hereunder following the termination of this Agreement.

        4. Duties and Responsibilities of Contractor. During the Term, Contractor agrees to be available to the agents and employees of Diversified, on an as needed basis, to provide the Consulting Services as Diversified may reasonably request, upon reasonable advance notice, in connection with Diversified's gaming and other business and financing operations in the State of Louisiana. Contractor further agrees during the Term to be available, upon reasonable notice and at reasonable times, at Diversified's operations in the States of Ohio, Virginia and Louisiana. Contractor agrees to conduct himself, at all times while rendering services hereunder, in a professional manner and shall use his best efforts to make decisions and recommendations hereunder for the purpose of benefiting the financial success of Diversified. Contractor agrees not to accept any engagement during the Term that would violate, or would be likely to result in a violation of, Section 6(b) hereof. Nothing contained in this Agreement is intended to, nor shall it be construed to, grant Contractor any exclusive rights to provide the services and duties described herein.

        5. Compensation. Prior to the expiration or termination of this Agreement, pursuant to Section 3 hereof, Diversified will make the following payments to Contractor as and for full and complete consideration and payment for any and all services rendered

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        under this Agreement, whether rendered prior to, on, or after the
        Agreement Date ("Commission"):

        a. One Hundred Eighty-Seven Thousand Five Hundred and 00/100 Dollars ($187,500.00) to be paid as follows: One Hundred Thousand Dollars ($100,000.00) to be paid on July 16, 2001 with the remaining balance to be paid in four (4) equal monthly payments commencing on the first day of August, 2001 and continuing on the first day of each of the next three (3) calendar months thereafter;

        b. at the final closing the Second Traunche, provided such final closing occurs within the Term or within one (1) year following the end of the Term (the "Acquisition Period"), One Hundred Eighty-Seven Thousand Five Hundred Dollars and 00/100 Dollars ($187,500.00). The Second Traunche shall mean the completion of the purchase, by Diversified or any of its affiliates or subsidiaries, of all of the following truck stops:
                (i) Plantation, L.L.P.; (ii) Raceland Truck Plaza and Casino, LLC (iii) Lucky Magnolia Truck Stop and Casino, LLC; (iv) Bayou Vista Truck Plaza & Casino LLC; and (v) Jace, Inc. In the event less than all of the five (5) truck stops identified in this
                Section 5(b) are purchased during the Term within the Acquisition Period, Contractor shall be paid Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($37,500.00) for each such truck stop so purchased with payment of the foregoing sum to be paid upon the closing of the acquisition of each truck stop.

        c. In addition to the foregoing, should Diversified or any of its affiliates or subsidiaries purchase, during the Acquisition Period, either of the two truck stop facilities owned by Shawn Scott or his wholly owned subsidiaries located in St. Martin Parish, Louisiana, one of which is referred to as the "Amoco" truck stop and the other as the "Texaco" truck stop, Contractor shall be paid Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($37,500.00) for each such truck stop so purchased with payment of the foregoing sum to be paid upon the closing of the acquisition of each truck stop; provided, however, regardless of the total number of truck stop facilities purchased by Diversified or its affiliates or subsidiaries during the Acquisition Period in no event shall Contractor be entitled to payment for more than five (5) total truck stops whether purchased from the Second Traunche, Shawn Scott or any other source.

        d. Notwithstanding anything contained in this Agreement to contrary, in no event shall the Contractor's combined Commission arising under Section 5(b) and (c) exceed the sum of One
                Hundred Eighty-Seven Thousand Five Hundred Dollars (187,500.00).

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                                                                [Execution Copy]

         e. If any truck stop is purchased by Diversified or any of its affiliates or subsidiaries after the Acquisition Period, including any truck stop which is a part of the Second Traunche, Stewart shall have no right to any Commission upon the closing of such truck stop(s) and does herewith release and waive any right, title or interest in or to such Commission(s).

     6.       Diversified's Proprietary Interest in Trade Secrets AND
              Non-Compete.

         a. Contractor acknowledges that he has had and expects to continue to have access to and become familiar with the records, documents, files, policies, business plans, strategies, customers, financial information, employees, officers, agents, unique data and the like regarding Diversified and its affiliates and subsidiaries and their businesses and operations (collectively referred to herein as "Trade Secrets"). Contractor acknowledges that the Trade Secrets are special, valuable and unique assets of Diversified and its affiliates and subsidiaries and that Diversified and/or its affiliates and subsidiaries would suffer great loss and damage if, during or after the Term, Contractor were to disclose, reveal, divulge or make available, either directly or indirectly, to any person, firm, partnership, corporation, association or other entity, the Trade Secrets. Accordingly, Contractor agrees that the Trade Secrets, in their entirety or any portion thereof, shall not be disclosed, revealed, divulged, or made available to any person, firm, partnership, corporation, association or other entity, either directly or indirectly, during or after the Term, unless Contractor is authorized to do so in writing by Diversified. Contractor agrees that, upon termination of this Agreement for any reason, Contractor shall immediately return to Diversified all Trade Secrets previously held by, retained or under the control of Contractor (including, but not limited to, any analyses, compilations, studies or documents prepared during the review of Trade Secrets by Contractor or his agents), and Contractor agrees not to make and/or retain any copies of any Trade Secrets.

         b. In consideration of the fees, payments, promises and benefits accruing hereunder, Contractor agrees during the Term and for a period of two (2) years following the expiration of the Term or an earlier termination of this Agreement (hereinafter the "Non-Compete Period") not to, directly or indirectly, own (in any form in whole or in part), operate, manage, control, be employed by, participate in, provide advice, financial aid or other assistance to any aspect of a business, or conduct, carry on or engage in any activity, any of which directly or indirectly compete with any aspect of the operations of JALOU L.L.C., a Louisiana limited liability company, JALOU II INC., a Louisiana corporation or any of their affiliates or subsidiaries whether created before or during the Term or the Acquisition Period (collectively "JALOU"). In addition to the foregoing, Contractor agrees, during the Non-Compete Period, not to induce any of JALOU's employees to leave their employment, nor to employ either directly or

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                indirectly any of JALOU's employees. Further, Contractor agrees he shall not solicit any customers, suppliers, sponsors, or advertisers of, or other third-parties doing business with, JALOU for the purpose of inducing, directly or indirectly, the termination of such entity's or individual's relationship with JALOU.

        c. Contractor acknowlegdes that the restrictions and covenants contained in Sections 6(a) and (b) are reasonably necessary to protect the investments and business of Diversified and are a material inducement to Diversified to enter into this Agreement. Contractor further acknowledges that monetary damages alone would be inadequate compensation for the breach of the covenants and agreements contained in this Section and, therefore, any court may award Diversified injunctive and/or other equitable relief for any breaches of the foregoing, such remedies shall be in addition to any and all other remedies Diversified may otherwise have.

        d. The parties agree that in the event a court of competent jurisdiction shall determine that any aspect of the covenants and agreements contained herein shall be unenforceable for any reason, such court may modify the covenant or agreement to render such covenant or agreement enforceable.

        e. Contractor has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Diversified and its affiliates and subsidiaries under this
                Section 6. Contractor further acknowledges and agrees that the remedies, rights and restrictions contained in Section 6:(i) are reasonable in time and territory; (ii) are designed to eliminate competition which otherwise would be unfair to Diversified, its affiliates and subsidiaries; (iii) do not stifle the inherent skill and experience of the Contractor; (iv) would not operate as a bar to Contractor's sole means of support; (v) are fully required to protect the legitimate interests of Diversified and its affiliates and subsidiaries; and (vi) do not confer a benefit upon Diversified or its affiliates or subsidiaries disproportionate to the detriment to the Contractor.

     7. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by a recognized overnight delivery service or upon receipt of a confirmed facsimile transmission or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the last known address of the

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          respective parties, provided that all notices to Diversified shall be directed to the attention of the ChIef Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, expect that notices of change of address shall be effective only upon receipt. At least initially, notices to Contractor shall be addressed or transmitted a follows:
          Ian M. Stewart, 9258 Hunt Club Land, Mechanicsville, Virginia 23111.

     8. Payments. Any payments to Contractor hereunder shall be made in U.S. same-day funds wire-transferred to Contractor's account as follows:

                        To the Account of Ian M. Stewart
                                                  Bank
                        --------------------------
                        Routing No.:
                        Account No.:

     Contractor shall notify Diversified in writing of any change in such wire transfer instructions.

     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of law principles thereof. The parties agree that they shall be estopped from raising any defenses or claims regarding venue, including any conflicts of law provisions to which any parties would be otherwise entitled.

     10. Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     12. Jurisdiction. In the event of any dispute or controversy arising under or in connection with this Agreement, Contractor and Diversified hereby irrevocably consent to the jurisdiction of the United States District COurt for the Northern District of Ohio.

     13.  Waiver of Jury Trial. DIVERSIFIED AND CONTRACTOR EACH HEREBY
          --------------------
          KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF DIVERSIFIED OR CONTRACTOR. THIS PROVISION IS A MATERIAL

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                                                                (Execution Copy)
INDUCEMENT FOR DIVERSIFIED AND CONTRACTOR ENTERING INTO THIS AGREEMENT.

14. Entire Agreement. This Agreement constitutes the entire agreement between Contractor and Diversified with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Contractor and such officer as may be specifically designated by Diversified. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The parties further acknowledge and agree that this Agreement and the terms contained herein supersede all previous contracts and agreements between the parties with respect to the subject matter hereof, except as expressly set forth herein.

15. Indemnification. Contractor shall indemnify and hold harmless Diversified and its officers, members, managers, employees, agents, contractors, sublicensees, affiliates, subsidiaries, successors and assigns from and against any and all damages, liabilities, costs, expenses, claims and/or judgments, including, without limitation, reasonable attorneys' fees and disbursements (collectively the "Claims") which any of them may suffer from or incur and which arise or result primarily from (i) any gross negligence or willful misconduct of Contractor arising from or connected with Contractor's carrying out of his duties under this Agreement, or (ii) the breach by Contractor of any of his obligations, agreements or duties under this Agreement. Diversified shall indemnify and hold harmless Contractor from and against all Claims which he may suffer from or incur and which arise or result primarily from (x) the operation by Diversified or its affiliates or subsidiaries of their businesses, (y) the breach or alleged breach by Diversified or its affiliates or subsidiaries of, or their failure or alleged failure to perform under, any agreement to which any one of them is a party, including, without limitation, any agreement relating to the acquisition of any truck stop or other business or assets, or (Z) the breach by Diversified of any of its obligations, agreements or duties under this Agreement; provided, however, none of the foregoing result from or arise out of the actions or inactions of Contractor.

16. Compliance with Law. Both parties hereto agree that if the manner of payment to the Contractor, or payment by Diversified to the Contractor or any other provision of this Agreement, becomes violative of any law, including, but not limited to, federal or state taxation laws, rules or regulations, the parties shall negotiate a revision in the terms of the Agreement such that the purpose for the Agreement and the benefits contemplated to be obtained by each shall be preserved to the greatest extent practicable. The parties further agree that in the event that compliance with the law substantially precludes the purposes for

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                                                                (Execution Copy)
which this Agreement has been made, then this Agreement may be terminated upon written notice given by either party.

17. Duties as an officer of JALOU. Both parties acknowledge and agree that the Consulting Services rendered by Contractor hereunder are in addition to, are distinct from and shall not conflict with the duties of the Contractor in his position as an officer and manager of JALOU.

18.  Miscellaneous.

        Negation of Agency. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relation between the parties hereto and it is acknowledged that the parties hereto have only a relationship of employer/independent contractor.

        Construction. The language of this Agreement and of each and every article, paragraph, section, term and/or provision of this Agreement, shall in all cases, for any and all purposes and in any and all circumstances, be construed as a whole according to its meaning and not strictly for or against Diversified or Contractor, without regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

        Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        Authority to Make Agreement. This Agreement is not valid or binding until and unless executed by the Manager or duly authorized party of both Diversified and Contractor.

        Counterpart signatures. This Agreement may be executed in more than one counterpart each of which when taken together shall constitute one and the same original.

        Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by either party. Notwithstanding the foregoing. Diversified may assign all of its interests, rights and obligations hereunder to any of its parent entities, affiliates and/or subsidiaries or any other entity which is the surviving entity following a merger with Diversified.

           [The remainder of this page is left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Agreement Date, intending to be bound by its terms and conditions.

                                    DIVERSIFIED:

                                    DIVERSIFIED OPPORTUNITIES GROUP
                                    LTD., an Ohio limited liability company

                                    By:   JACOBS ENTERTAINMENT, LTD.,
                                          an Ohio limited liability company, its
                                          manager

                                           /s/ JEFFREY P. JACOBS
                                    By:_________________________________________
                                    Jeffrey P. Jacobs, Manager

                                    CONTRACTOR:


                                           /s/ IAN M. STEWART
                                    By:_________________________________________
                                    Ian M. Stewart